UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2020

Southern National Bancorp of Virginia, Inc.
(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive McLean, Virginia 22101
(Address of Principal Executive Offices) (Zip Code)

(703) 893-7400
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
COMMON STOCK	SONA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2020, Southern National Bancorp of Virginia, Inc. (the “Company”) announced that effective February 19, 2020, Mr. Joe A. Shearin would be retiring as Chief Executive Officer of the Company and the Company’s wholly-owned subsidiary, Sonabank, and resigning as a director of the Company and Sonabank. On February 19, 2020, the Company’s Board of Directors appointed Dennis J. Zember Jr. as the new President and Chief Executive Officer of the Company and Sonabank, and as a member of the Board of Directors of the Company and Sonabank, effective February 19, 2020. A copy of the press release announcing Mr. Shearin’s retirement and the Company’s appointment of Mr. Zember is attached hereto as Exhibit 99.1 and incorporated herein by reference.

In connection with his retirement, the Company entered into a separation agreement with Mr. Shearin, pursuant to which he will receive the benefits that he would be entitled to receive under the terms of his existing employment agreement with the Company dated as of June 23, 2017, as if he resigned for good reason, contingent upon entry into a release of claims. Specifically, Mr. Shearin will receive: (i) an amount equal to three times his base salary, payable in installments over 36 months; (ii) payment of health insurance premiums for himself, his spouse and his dependents for 36 months; (iii) outplacement services for up to two years; and (iv) an additional amount equal to the average of his annual bonus compensation earned for the three immediately preceding years, payable in lump sum. The Company agreed that Mr. Shearin also would receive: (i) acceleration of vesting as of the retirement date of 26,000 shares of restricted stock; (ii) acceleration of vesting as of the retirement date of his “normal retirement benefit” under the Supplemental Retirement Plan Agreement dated as of April 2, 2018 between Mr. Shearin and Sonabank; (iii) title to his current Company-provided vehicle; and (iv) reimbursement for financial planning services (up to $10,000). In addition, Mr. Shearin will be available for consulting services through March 31, 2020, and will be paid for such services at the same rate as his current base salary. The foregoing description of the separation agreement is only a summary and is qualified in its entirety by reference to the full text of the separation agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2020.

Mr. Zember, 50, most recently served as President and Chief Executive Officer of Ameris Bancorp (“Ameris”) in Atlanta, Georgia. Mr. Zember was Executive Vice President and Chief Operating Officer of Ameris from June 2016 through June 2018 and Chief Financial Officer of Ameris from February 2005 through December 2017. There are no familial relationships between Mr. Zember and any director or executive officer of the Company. Mr. Zember has not engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

In connection with his appointment as CEO, Mr. Zember entered into an employment agreement with the Company, pursuant to which he will receive an annual base salary at the rate of $600,000 per year, and he will be eligible for an annual bonus at the discretion of the Board, with an initial target of 50% of his base salary, subject to achievement of agreed-upon performance metrics. The term of the employment agreement expires on the third anniversary of the date his employment commences with the Company, with automatic 3-year renewals unless either party provides 60-day notice of non-renewal. In connection with his commencement of employment, Mr. Zember will receive a grant of 20,000 shares of restricted stock, which shares will vest ratably over 5 years subject to his continued employment with the Company, and he will be reimbursed for relocation costs (up to $100,000). Pursuant to the employment agreement, if the Company terminates Mr. Zember’s employment without “cause” or Mr. Zember resigns for “good reason” (as such terms are defined in the employment agreement), then Mr. Zember will receive (i) lump sum payment equal to three times the sum of his base salary plus his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the termination; (ii) a pro rata cash bonus for the year of termination, based on actual applicable performance results; (iii) reimbursement for COBRA premiums for 18 months; and (iv) acceleration of vesting of outstanding stock awards. The employment agreement contains customary confidentiality covenants, as well as covenants regarding the non-solicitation of customer and employees and non-competition that apply for 18 months following Mr. Zember’s termination of employment. The foregoing description of the employment agreement is only a summary and is qualified in its entirety by reference to the full text of the employment agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending March 31, 2020.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description

99.1	Press release dated February 20, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

	By:	/s/ Jeffrey L. Karafa
February 20, 2020		Jeffrey L. Karafa
Chief Financial Officer